                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-39642

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 7, 2000)

                                  $258,750,000

                             AMKOR TECHNOLOGY, INC.

      5% Convertible Subordinated Notes due 2007 (the "Convertible Notes") and the Common Stock Issuable Upon Conversion of the Convertible Notes
                           -------------------------

     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5% Convertible Subordinated Notes due 2007 and the shares of common stock, $0.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 7, 2000, including the supplements dated September 8, 2000 and September 27, 2000 and any other amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                    PRINCIPAL AMOUNT AT                        NUMBER OF
                                        MATURITY OF                            SHARES OF
                                     CONVERTIBLE NOTES      PERCENTAGE OF     COMMON STOCK   PERCENTAGE OF
                                    BENEFICIALLY OWNED    CONVERTIBLE NOTES   THAT MAY BE     COMMON STOCK
               NAME                  THAT MAY BE SOLD        OUTSTANDING        SOLD(1)      OUTSTANDING(2)
               ----                 -------------------   -----------------   ------------   --------------
Banque de Geston Financiere --
  BAGEFI..........................     $  155,000.00           0.05990%           2,703         0.00178%
Credit Suisse First Boston
  Corporation.....................        250,000.00           0.09662            4,360         0.00287
FIST -- Convertible Securities
  Fund............................      5,000,000.00           1.93237           87,199         0.05739
Franklin Multi Income Trust.......        500,000.00           0.19324            8,720         0.00574
Goldman Sachs High Yield Fund.....      2,000,000.00           0.77295           34,880         0.02296
Morgan Stanley & Co...............      6,413,000.00           2.47845          111,842         0.07359

-------------------------
(1) Assumes conversion of all of the Convertible Notes at a conversion price of $57.34 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,866,597 shares of the common stock outstanding as of October 31, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

     We prepared this table based on the information supplied to us on or before November 2, 2000 by the selling securityholders named in the table.

                The Date of This Prospectus is November 2, 2000.